Exhibit 23.2

100 Park Avenue New York, New York 10017 Telephone: 212-885-8000 Fax: 212-697-1299
Consent of Independent Registered Public Accounting Firm
Overture Acquisition Corp.
Grand Cayman, Cayman Islands
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated January 7, 2010 relating to the carve-out financial statements of Fixed and Variable Annuity Block of Jefferson National Life Insurance Company (a carve-out of fixed and variable annuity block subject to reinsurance) as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman LLP
New York, NY
January 7, 2010